Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
PETER J. CONNER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $23.5 Million, or $0.67 Per Diluted Share, in Second Quarter 2020
Declares Quarterly Cash Dividend of $0.41 Per Share
Provides Update to Pandemic Relief and Community Support Actions

Walla Walla, WA - July 22, 2020 - Banner Corporation (NASDAQ GSM: BANR) ("Banner"), the parent company of Banner Bank and Islanders Bank, today reported net income of $23.5 million, or $0.67 per diluted share, for the second quarter 2020, compared to $16.9 million, or $0.47 per diluted share, in the preceding quarter and $39.7 million, or $1.14 per diluted share, in the second quarter of 2019.  Banner's second quarter earnings reflect the continuing impact of the COVID-19 pandemic in all the western states that Banner operates.  Second quarter of 2020 results also include $336,000 of acquisition-related expenses, compared to $1.1 million of acquisition-related expenses in the preceding quarter and $301,000 in the second quarter of 2019.  In the first six months of 2020, net income was $40.4 million, or $1.14 per diluted share, compared to $73.0 million, or $2.09 per diluted share, in the first six months a year ago.  The results for the first six months of 2020 include $1.5 million of acquisition-related expenses, compared to $2.4 million of acquisition-related expenses in the first six months of 2019.
Banner also announced that its Board of Directors declared a regular quarterly cash dividend of $0.41 per share.  The dividend will be payable August 13, 2020, to common shareholders of record on August 4, 2020.
“With strong loan and deposit growth, Banner’s core operating performance generated solid revenue growth with increases in both net interest income and non-interest income compared to both the preceding quarter and the same quarter last year.  However; second quarter earnings were impacted by a number of items, including the anticipated impact of the COVID-19 pandemic on the economy, and subsequently, the increase in our allowance for credit losses,” said Mark Grescovich, President and CEO.  “To provide support for our clients, we have made available several assistance programs. Banner has provided SBA paycheck protection funds totaling nearly $1.12 billion for 8,655 businesses and provided deferred payments or waived interest on 3,314 loans totaling $1.1 billion as of June 30, 2020.  We will continue to do the right thing for our clients, our communities, our colleagues, our company and our shareholders while providing a consistent and reliable source of commerce and capital through all economic cycles and changing events.  I am very proud of our more than 2,100 colleagues that are working extremely hard to assist our clients and communities during these difficult times."
“We have proactively downgraded certain modified loans and other loans we consider at risk due to the COVID-19 induced economic slowdown. As a result, along with recent further deterioration in economic conditions, we increased the allowance for credit losses to  $156.4 million with the addition of $29.5 million in credit loss provisions during the quarter ended June 30, 2020,” Grescovich added.  "This provision compares to a $21.7 million provision for credit losses during the preceding quarter and a $2.0 million provision for loan losses in the second quarter a year ago.  The allowance for credit losses - loans was 1.52% of total loans and 418% of non-performing loans at the end of the second quarter of 2020."

At June 30, 2020, Banner Corporation had $14.41 billion in assets, $10.13 billion in net loans and $12.02 billion in deposits.  Banner operates 176 branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.
COVID-19 Pandemic Update
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SBA Paycheck Protection Program.  The U.S. Small Business Administration (SBA) provides assistance to small businesses impacted by COVID-19 through the Paycheck Protection Program (PPP), which was designed to provide near-term relief to help small businesses sustain operations.  As of June 30, 2020, Banner had funded 8,655 applications totaling $1.12 billion of loans in its service area through the PPP program.  The deadline for PPP loan applications to the SBA has been extended to August 8, 2020.  Banner is continuing to accept new PPP applications based on this extended deadline and is assisting small businesses with other borrowing options as they become available, including the Main Street Lending Program and other government sponsored lending programs, as appropriate.

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Loan Accommodations. Banner is continuing to offer payment and financial relief programs for borrowers impacted by COVID-19.  These programs include initial loan payment deferrals or interest-only payments for up to 90 days, waived late fees, and, on a more limited basis, waived interest and temporarily suspended foreclosure proceedings.  Deferred loans are re-evaluated at the end of the initial deferral period and will either return to the original loan terms or could be eligible for an additional deferral period for up to 90 days.  In addition, Banner has entered into payment forbearance agreements with other customers for periods of up to six months.  Banner had deferred payment or waived interest on 3,314 loans totaling $1.1 billion through June 30, 2020.  Since these loans were performing loans that were current on their payments prior to the COVID-19 pandemic, these modifications are not considered to be troubled debt restructurings through June 30, 2020 pursuant to applicable accounting and regulatory guidance.  As of June 30, 2020, the deferral period had ended for approximately 62% of these loans.

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Allowance for Credit Losses - Loans.  Banner recorded a provision for credit losses of $29.5 million for the second quarter of 2020, compared to a $21.7 million provision in the preceding quarter and a $2.0 million provision in the second quarter a year ago.  The provisions for the current and

BANR - Second Quarter 2020 Results
July 22, 2020

preceding quarters reflect expected lifetime credit losses based upon the conditions and economic outlook that existed as of June 30, 2020 and March 31, 2020, respectively.
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Branch Operations, IT Changes and One-Time Expenses. Banner has taken various steps to help protect customers and staff by limiting branch activities to appointment only and use of drive-up facilities, and by encouraging the use of digital and electronic banking channels. In select markets on a test basis, Banner has begun taking steps to resume more normal branch activities with specific guidelines in place to ensure the safety of our clients and our personnel.  To further the well-being of staff and customers, Banner implemented measures to allow employees to work from home to the extent practicable. To facilitate this approach, Banner allocated additional computer equipment to staff and enhanced Banner's network capabilities with several upgrades.  These expenses plus other expenses incurred in response to the COVID-19 pandemic resulted in $2.2 million of related costs during the second quarter of 2020, compared to $239,000 of related costs in the first quarter of 2020.

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Capital Management.  At June 30, 2020, the tangible common shareholders' equity to tangible assets* ratio was 8.76% and Banner’s capital was well in excess of all regulatory requirements.  On June 30, 2020, Banner issued and sold in an underwritten offering $100.0 million aggregate principal amount of 5.000% Fixed-to-Floating Rate Subordinated Notes due 2030 (Notes) at a public offering price equal to 100% of the aggregate principal amount of the Notes, resulting in net proceeds, after underwriting discounts and estimated offering expenses, of approximately $98.1 million.  During the preceding quarter, prior to the COVID-19 pandemic outbreak, Banner repurchased 624,780 shares of its common stock.  To preserve capital, Banner has discontinued any additional repurchase of shares under its stock repurchase program until further notice and will closely monitor capital levels going forward.

Second Quarter 2020 Highlights
•	Revenues increased to $147.3 million, compared to $138.4 million in the preceding quarter, and increased 6% when compared to $139.4 million in the second quarter a year ago.
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Net interest income, before the provision for credit losses, was $119.5 million in the second quarter of 2020, compared to $119.3 million in the preceding quarter and $116.7 million in the second quarter a year ago.

•	Net interest margin as reported was 3.84%, compared to 4.19% in the preceding quarter and 4.38% in the second quarter a year ago.
•	Net interest margin on a tax equivalent basis was 3.90%, compared to 4.25% in the preceding quarter and 4.44% in the second quarter a year ago.
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Mortgage banking revenues increased 39% to $14.1 million, compared to $10.2 million in the preceding quarter, and increased 138% compared to $5.9 million in the second quarter a year ago, reflecting strong refinance demand and higher margins due to decreasing market interest rates.

•	Return on average assets was 0.68%, compared to 0.54% in the preceding quarter and 1.36% in the second quarter a year ago.
•	Net loans receivable increased to $10.13 billion at June 30, 2020, compared to $9.16 billion at March 31, 2020, and increased 17% when compared to $8.65 billion at June 30, 2019.
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Non-performing assets decreased to $39.9 million, or 0.28% of total assets, at June 30, 2020, compared to $46.1 million, or 0.36% of total assets in the preceding quarter, and increased from $21.0 million, or 0.18% of total assets, at June 30, 2019.

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Provision for credit losses - loans was $29.5 million, and the allowance for credit losses - loans was $156.4 million, or 1.52% of total loans receivable, as of June 30, 2020, compared to $130.5 million, or 1.41% of total loans receivable as of March 31, 2020 and $98.3 million or 1.12% of total loans receivable as of June 30, 2019.

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A $905,000 recapture of provision for credit losses - unfunded loan commitments was recorded and the allowance for credit losses - unfunded loan commitments was $10.6 million as of June 30, 2020, compared to $11.5 million as of March 31, 2020.

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Core deposits increased 18% to $10.97 billion at June 30, 2020, compared to $9.28 billion at March 31, 2020, and increased 34% compared to $8.22 billion a year ago.  Core deposits represented 91% of total deposits at June 30, 2020.

•	Common shareholders’ equity per share increased 1% to $46.22 at June 30, 2020, compared to $45.63 at the preceding quarter end, and increased 5% from $43.99 a year ago.
•	Tangible common shareholders' equity per share* increased 2% to $34.89 at June 30, 2020, compared to $34.23 at the preceding quarter end, and increased 5% from $33.36 a year ago.

*Tangible common shareholders' equity per share and the ratio of tangible common equity to tangible assets (both of which exclude goodwill and other intangible assets, net), and references to adjusted revenue (which excludes fair value adjustments and net gain (loss) on the sale of securities from the total of net interest income before provision for loan losses and non-interest income) and the adjusted efficiency ratio (which excludes acquisition-related expenses, COVID-19 expenses, amortization of core deposit intangibles, real estate owned gain (loss), Federal Home Loan Bank (FHLB) prepayment penalties and state/municipal taxes from non-interest expense divided by adjusted revenue) represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers.  Where applicable, comparable earnings information using GAAP financial measures is also presented.  See also Non-GAAP Financial Measures reconciliation tables on the last two pages of this press release.
Significant Recent Initiatives and Events
On June 30, 2020, Banner issued and sold in an underwritten offering the Notes, resulting in net proceeds, after underwriting discounts and estimated offering expenses, of approximately $98.1 million.  Banner intends to use the net proceeds of the offering for general corporate purposes, which may include providing capital to support its growth organically or through strategic acquisitions, repayment or redemption of outstanding indebtedness, the payment of dividends, financing investments and capital expenditures, repurchasing shares of its common stock, and for investments in the Banks as regulatory capital.

On November 1, 2019, Banner completed the acquisition of AltaPacific Bancorp (AltaPacific) and its wholly-owned subsidiary, AltaPacific Bank, of Santa Rosa, California.  At closing, AltaPacific Bank had six branch locations, including one in Northern California and five in Southern California.  Pursuant to

BANR - Second Quarter 2020 Results
July 22, 2020

the previously announced terms, AltaPacific shareholders received 0.2712 shares of Banner common stock in exchange for each share of AltaPacific common stock, plus cash in lieu of any fractional shares and cash to buyout AltaPacific stock options for a total consideration paid of $87.6 million.
The AltaPacific merger was accounted for using the acquisition method of accounting.  Accordingly, the assets (including identifiable intangible assets) and the liabilities of AltaPacific were measured at their respective estimated fair values as of the merger date.  The excess of the purchase price over the fair value of the net assets acquired was attributed to goodwill.  The fair value on the merger date represents management's best estimates based on available information and facts and circumstances in existence on the merger date.  The acquisition accounting is subject to adjustment within a measurement period of one year from the acquisition date.  The acquisition provided $425.7 million of assets, $332.4 million of loans, and $313.4 million of deposits to Banner.  During the first quarter of 2020, Banner completed the integration of AltaPacific systems into Banner's core systems and closure of overlapping branches.
Adoption of New Accounting Standard
In June 2016, Financial Accounting Standards Board issued Accounting Standard Update No. 2016-13, Measurement of Credit Losses on Financial Instruments (ASU 2016-13).  GAAP prior to ASU 2016-13 required an “incurred loss” methodology for recognizing credit losses that delays recognition until it is probable a loss has been incurred.  The main objective of ASU 2016-13 is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date.  ASU 2016-13 became effective for Banner on January 1, 2020.  The adoption of ASU No. 2016-13 resulted in a $7.8 million increase to its allowance for credit losses - loans and a $7.0 million increase to its allowance for credit losses - unfunded loan commitments.  The combined increases were recorded net of tax as an $11.2 million reduction to retained earnings as of the adoption date.
Income Statement Review
Net interest income, before the provision for credit losses, was $119.5 million in the second quarter of 2020, compared to $119.3 million in the preceding quarter and $116.7 million in the second quarter a year ago.
Banner's net interest margin on a tax equivalent basis was 3.90% for the second quarter of 2020, a 35 basis-point decrease compared to 4.25% in the preceding quarter and a 54 basis-point decrease compared to 4.44% in the second quarter a year ago.  “As expected, the 150 basis-point decrease in the fed funds target rate that occurred in March 2020, the full effect of the lower interest rate environment combined with the impact of the low loan yields of the SBA PPP loan portfolio, and growth in core deposit liquidity impacted our net interest margin during the quarter,” added Grescovich.  Acquisition accounting adjustments added seven basis points to the net interest margin in the current quarter compared to ten basis points in the preceding quarter and seven basis points in the second quarter a year ago.  The total purchase discount for acquired loans was $20.2 million at June 30, 2020, compared to $22.2 million at March 31, 2020, and $22.6 million at June 30, 2019.  In the first six months of the year, Banner’s net interest margin on a tax equivalent basis was 4.07% compared to 4.43% in the first six months of 2019.
Average interest-earning asset yields decreased 50 basis points to 4.19% in the second quarter compared to 4.69% for the preceding quarter and decreased 78 basis points compared to 4.97% in the second quarter a year ago.  Average loan yields decreased 51 basis points to 4.57% compared to 5.08% in the preceding quarter and decreased 82 basis points compared to 5.39% in the second quarter a year ago.  Loan discount accretion added eight basis points to loan yields in the second quarter of 2020, compared to 12 basis points in the preceding quarter and nine basis points in the second quarter a year ago.  Deposit costs were 0.23% in the second quarter of 2020, a 12 basis-point decrease compared to the preceding quarter and a 16 basis-point decrease compared to the second quarter a year ago.  The decrease in deposit costs during the current quarter compared to the preceding quarter was the result of recent decreases in market interest rates; however, changes in the average rate paid on interest-bearing deposits tend to lag changes in market interest rates.  The total cost of funds was 0.31% during the second quarter of 2020, a 15 basis-point decrease compared to the preceding quarter and a 25 basis-point decrease compared to the second quarter a year ago.
Banner recorded a $29.5 million provision for credit losses in the current quarter, compared to $21.7 million in the prior quarter and $2.0 million in the same quarter a year ago as calculated under the prior incurred loss methodology.  The provisions for the current and preceding quarters reflect expected lifetime credit losses based upon the current conditions and the potential effects from forecasted deterioration of economic metrics due to the COVID-19 pandemic based on the outlook as of June 30, 2020 and March 31, 2020, respectively.
Total non-interest income was $27.8 million in the second quarter of 2020, compared to $19.2 million in the preceding quarter and $22.7 million in the second quarter a year ago.  Deposit fees and other service charges were $7.5 million in the second quarter of 2020, compared to $9.8 million in the preceding quarter and $14.0 million in the second quarter a year ago.  The decrease in deposit fees and other service charges from the second quarter a year ago is primarily a result of Banner becoming subject to the Durbin Amendment on July 1, 2019, as well as pandemic related fee waivers and reduced transaction deposit account activity since the start of the COVID-19 pandemic.  Mortgage banking revenues, including gains on one- to four-family and multifamily loan sales and loan servicing fees, increased to $14.1 million in the second quarter, compared to $10.2 million in the preceding quarter and $5.9 million in the second quarter of 2019.  The higher mortgage banking revenue quarter-over-quarter primarily reflects an increase in the gain on sale spread on one- to four-family held for sale loans.  The increases compared to the second quarter of 2019 were primarily due to increased production of one- to four-family held-for-sale loans primarily due to increased refinance activity.  Home purchase activity accounted for 42% of one- to four-family mortgage loan originations in the second quarter of 2020, compared to 54% in the prior quarter and 77% in the second quarter of 2019.  In the first six months of 2020, total non-interest income increased 15% to $47.0 million, compared to $40.8 million in the first six months of 2019.
Banner’s second quarter 2020 results included a $2.2 million net gain for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of certain investment securities held for trading as a result of the tightening of market spreads during the quarter, and a $93,000 net gain on the sale of securities.  In the preceding quarter, results included a $4.6 million net loss for fair value adjustments and a $78,000 net gain on the sale of securities.  In the second quarter a year ago, results included an $114,000 net loss for fair value adjustments and a $28,000 net loss on the sale of securities.
Banner's total revenue increased 6% to $147.3 million for the second quarter of 2020, compared to $138.4 million in the preceding quarter, and increased 6% compared to $139.4 million in the second quarter a year ago.  Year-to-date, total revenues increased 4% to $285.7 million compared to $273.6 million

BANR - Second Quarter 2020 Results
July 22, 2020

for the same period one year earlier.  Adjusted revenue* (the total of net interest income before provision for credit losses and total non-interest income excluding the net gain and loss on the sale of securities and the net change in valuation of financial instruments) was $145.0 million in the second quarter of 2020, compared to $142.9 million in the preceding quarter and $139.5 million in the second quarter of 2019.  In the first six months of the year, adjusted revenue* was $287.9 million, compared to $273.7 million in the first six months of 2019.
Total non-interest expense was $89.6 million in the second quarter of 2020, compared to $95.2 million in the preceding quarter and $86.7 million in the second quarter of 2019.  The decrease in non-interest expense during the second quarter of 2020 reflects an increase in capitalized loan origination costs, primarily related to the origination of PPP loans during the current quarter.  A reduction in acquisition-related expenses also contributed to the decrease compared to the prior quarter as acquisition-related expenses were $336,000 for the second quarter of 2020, compared to $1.1 million for the preceding quarter and $301,000 in the second quarter a year ago.  The current quarter includes a $905,000 recapture of provision for credit losses - unfunded loan commitments compared to a $1.7 million provision for the prior quarter and no provision for the year ago quarter.  The previously mentioned increase in COVID-19 expenses during the current quarter partially offset these decreases.  Year-to-date, total non-interest expense was $184.8 million, compared to $176.7 million in the same period a year earlier.  Banner’s efficiency ratio was 60.85% for the current quarter, compared to 68.76% in the preceding quarter and 62.22% in the year ago quarter.  Banner’s adjusted efficiency ratio* was 57.95% for the current quarter, compared to 63.47% in the preceding quarter and 59.56% in the year ago quarter.
For the second quarter of 2020, Banner had $4.6 million in state and federal income tax expense for an effective tax rate of 16.3%, reflecting the benefits from tax exempt income.  Banner’s statutory income tax rate is 23.5%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates.

Balance Sheet Review
Total assets increased 13% to $14.41 billion at June 30, 2020, compared to $12.78 billion at March 31, 2020, and increased 22% when compared to $11.85 billion at June 30, 2019.  The total of securities and interest-bearing deposits held at other banks was $2.30 billion at June 30, 2020, compared to $2.15 billion at March 31, 2020 and $1.85 billion at June 30, 2019.  The average effective duration of Banner's securities portfolio was approximately 4.0 years at June 30, 2020, compared to 2.6 years at June 30, 2019.
Net loans receivable increased 11% to $10.13 billion at June 30, 2020, compared to $9.16 billion at March 31, 2020, and increased 17% when compared to $8.65 billion at June 30, 2019.  The increase in net loans compared to the prior quarter primarily reflects the origination of SBA PPP loans during the current quarter, which totaled $1.12 billion outstanding as of June 30, 2020.  The year-over-year increase in net loans included $332.4 million of portfolio loans acquired in the AltaPacific acquisition during the fourth quarter of 2019.  Commercial real estate and multifamily real estate loans increased to $4.11 billion at June 30, 2020, compared to $4.02 billion at March 31, 2020, and increased 13% compared to $3.62 billion a year ago.  Commercial business loans increased 46% to $3.15 billion at June 30, 2020, compared to $2.17 billion at March 31, 2020, and increased 56% compared to $2.02 billion a year ago.  Agricultural business loans decreased to $328.1 million at June 30, 2020, compared to $330.3 million three months earlier and $345.8 million a year ago.  Total construction, land and land development loans were $1.24 billion at June 30, 2020, a small increase from $1.22 billion at March 31, 2020, and a 9% increase compared to $1.14 billion a year earlier.  Consumer loans decreased to $642.4 million at June 30, 2020, compared to $661.8 million at March 31, 2020, and $698.3 million a year ago.  One- to four-family loans decreased to $817.8 million at June 30, 2020, compared to $881.4 million at March 31, 2020, and $918.2 million a year ago.
Loans held for sale were $258.7 million at June 30, 2020, compared to $182.4 million at March 31, 2020, and $170.7 million at June 30, 2019.  The volume of one- to four- family residential mortgage loans sold was $292.4 million in the current quarter, compared to $204.0 million in the preceding quarter and $139.0 million in the second quarter a year ago.  During the second quarter of 2020, Banner sold $3.1 million in multifamily loans compared to $119.7 million in the preceding quarter and none in the second quarter a year ago.  The current quarter reflects a temporary disruption in the secondary market for multifamily loans as a results of the COVID-19 pandemic.
Total deposits increased 15% to $12.02 billion at June 30, 2020, compared to $10.45 billion at March 31, 2020, and increased 29% when compared to $9.29 billion a year ago.  The increase in total deposits from the preceding quarter was due primarily to SBA PPP loan funds deposited into customer accounts and an increase in customer deposits accounts due changes in spending habits during the COVID-19 pandemic.  The year-over-year increase in deposits included $313.4 million in deposits acquired in the AltaPacific acquisition during the fourth quarter of 2019.  Non-interest-bearing account balances increased 29% to $5.28 billion at June 30, 2020, compared to $4.11 billion at March 31, 2020, and increased 44% compared to $3.67 billion a year ago.  Core deposits (non-interest-bearing and interest-bearing transaction and savings accounts) increased 18% from the prior quarter and increased 34% compared to a year ago and represented 91% of total deposits at June 30, 2020.  Certificates of deposit decreased 11% to $1.04 billion at June 30, 2020, compared to $1.17 billion at March 31, 2020, and decreased slightly compared to $1.07 billion a year earlier.  The decrease in certificates of deposit during the second quarter of 2020 primarily reflects the decrease in brokered deposits to $119.4 million at June 30, 2020, compared to $251.0 million at March 31, 2020 and $138.4 million a year ago.  FHLB borrowings totaled $150.0 million at June 30, 2020, compared to $247.0 million at March 31, 2020, and $606.0 million a year earlier.
At June 30, 2020, total common shareholders' equity was $1.63 billion, or 11.28% of assets, compared to $1.60 billion or 12.53% of assets at March 31, 2020, and $1.52 billion or 12.84% of assets a year ago.  At June 30, 2020, tangible common shareholders' equity*, which excludes goodwill and other intangible assets, net, was $1.23 billion, or 8.76% of tangible assets*, compared to $1.20 billion, or 9.70% of tangible assets, at March 31, 2020, and $1.15 billion, or 10.05% of tangible assets, a year ago.  Banner's tangible book value per share* increased to $34.89 at June 30, 2020, compared to $33.36 per share a year ago.
Banner and its subsidiary banks continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.”   At June 30, 2020, Banner's common equity Tier 1 capital ratio was 10.66%, its Tier 1 leverage capital to average assets ratio was 9.83%, and its total capital to risk-weighted assets ratio was 14.14%.

BANR - Second Quarter 2020 Results
July 22, 2020

Credit Quality
The allowance for credit losses - loans was $156.4 million at June 30, 2020, or 1.52% of total loans receivable outstanding and 418% of non-performing loans, compared to $130.5 million at March 31, 2020, or 1.41% of total loans receivable outstanding and 299% of non-performing loans, and $98.3 million at June 30, 2019, or 1.12% of total loans receivable outstanding and 534% of non-performing loans.  In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments which was $10.6 million at June 30, 2020, compared to $11.5 million at March 31, 2020 and $2.6 million at June 30, 2019.  Net loan charge-offs totaled $3.7 million in the second quarter of 2020, compared to net loan recoveries of $404,000 in the preceding quarter and $1.1 million of net charge-offs in the second quarter a year ago.  Banner recorded a $29.5 million provision for credit losses in the current quarter, compared to $21.7 million in the prior quarter and $2.0 million in the year ago quarter primarily due to the further deterioration in economic variables, as a result of the COVID-19 pandemic, utilized to forecast credit losses.  Non-performing loans were $37.4 million at June 30, 2020, compared to $43.7 million at March 31, 2020, and $18.4 million a year ago.  Real estate owned and other repossessed assets were $2.4 million at June 30, 2020, compared to $2.4 million at March 31, 2020, and $2.6 million a year ago.
In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net purchase discount to the loans’ contractual amounts, a portion of which reflects a discount for possible credit losses.  Credit discounts are included in the determination of fair value, and as a result, no allowance for credit losses is recorded for acquired loans at the acquisition date.  At June 30, 2020, the total purchase discount for acquired loans was $20.2 million.
Banner's total non-performing assets were $39.9 million, or 0.28% of total assets, at June 30, 2020, compared to $46.1 million, or 0.36% of total assets, at March 31, 2020, and $21.0 million, or 0.18% of total assets, a year ago.
Conference Call
Banner will host a conference call on Thursday, July 23, 2020, at 8:00 a.m. PDT, to discuss its second quarter results.  To listen to the call on-line, go to www.bannerbank.com.  Investment professionals are invited to dial (866) 235-9915 to participate in the call.  A replay will be available for one week at (877) 344-7529 using access code 10145372, or at www.bannerbank.com.
About the Company
Banner Corporation is a $14.41 billion bank holding company operating two commercial banks in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.
Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "may," “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” "potential," or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner.  Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner's operating and stock price performance.
The COVID-19, pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1)  the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (2) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner's activities; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (6) fluctuations in real estate values; (7) the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; (8) the ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (11) the costs, effects and outcomes of litigation; (12) legislation or regulatory changes, including but not limited to the impact of the Dodd-Frank Act and regulations adopted thereunder, changes in regulatory capital requirements pursuant to the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; (14) future acquisitions by Banner of other depository institutions or lines of business; (15) future goodwill impairment due to changes in Banner's business, changes in market conditions, including as a result of the COVID-19 pandemic or other factors; and (16) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.

BANR - Second Quarter 2020 Results
July 22, 2020

RESULTS OF OPERATIONS	Quarters Ended			Six Months Ended
(in thousands except shares and per share data)	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019

INTEREST INCOME:
Loans receivable	$115,173	$118,926	$117,007	$234,099	$232,462
Mortgage-backed securities	7,983	9,137	9,794	17,120	20,301
Securities and cash equivalents	5,468	3,602	4,037	9,070	8,071
	128,624	131,665	130,838	260,289	260,834
INTEREST EXPENSE:
Deposits	6,694	8,750	9,023	15,444	17,666
Federal Home Loan Bank advances	984	2,064	3,370	3,048	6,846
Other borrowings	238	116	67	354	127
Junior subordinated debentures and subordinated notes	1,251	1,477	1,683	2,728	3,396
	9,167	12,407	14,143	21,574	28,035
Net interest income before provision for credit losses	119,457	119,258	116,695	238,715	232,799
PROVISION FOR CREDIT LOSSES	29,528	21,748	2,000	51,276	4,000
Net interest income	89,929	97,510	114,695	187,439	228,799
NON-INTEREST INCOME:
Deposit fees and other service charges	7,546	9,803	14,046	17,349	26,664
Mortgage banking operations	14,138	10,191	5,936	24,329	9,351
Bank-owned life insurance	2,317	1,050	1,123	3,367	2,399
Miscellaneous	1,550	2,639	1,713	4,189	2,517
	25,551	23,683	22,818	49,234	40,931
Net gain (loss) on sale of securities	93	78	(28)	171	(27)
Net change in valuation of financial instruments carried at fair value	2,199	(4,596)	(114)	(2,397)	(103)
Total non-interest income	27,843	19,165	22,676	47,008	40,801
NON-INTEREST EXPENSE:
Salary and employee benefits	63,415	59,908	55,629	123,323	110,269
Less capitalized loan origination costs	(11,110)	(5,806)	(7,399)	(16,916)	(12,248)
Occupancy and equipment	12,985	13,107	12,681	26,092	26,447
Information / computer data services	6,084	5,810	5,273	11,894	10,599
Payment and card processing services	3,851	4,240	4,041	8,091	8,025
Professional and legal expenses	2,163	1,919	2,336	4,082	4,770
Advertising and marketing	652	1,827	2,065	2,479	3,594
Deposit insurance expense	1,705	1,635	1,418	3,340	2,836
State/municipal business and use taxes	1,104	984	1,007	2,088	1,952
Real estate operations	4	100	260	104	137
Amortization of core deposit intangibles	2,002	2,001	2,053	4,003	4,105
(Recapture) / provision for credit losses - unfunded loan commitments	(905)	1,722	—	817	—
Miscellaneous	5,199	6,357	7,051	11,556	13,795
	87,149	93,804	86,415	180,953	174,281
COVID-19 expenses	2,152	239	—	2,391	—
Acquisition-related expenses	336	1,142	301	1,478	2,449
Total non-interest expense	89,637	95,185	86,716	184,822	176,730
Income before provision for income taxes	28,135	21,490	50,655	49,625	92,870
PROVISION FOR INCOME TAXES	4,594	4,608	10,955	9,202	19,824
NET INCOME	$23,541	$16,882	$39,700	$40,423	$73,046
Earnings per share available to common shareholders:
Basic	$0.67	$0.48	$1.14	$1.14	$2.09
Diluted	$0.67	$0.47	$1.14	$1.14	$2.09
Cumulative dividends declared per common share	$—	$0.41	$0.41	$0.41	$0.82
Weighted average common shares outstanding:
Basic	35,189,260	35,463,541	34,831,047	35,326,401	34,940,106
Diluted	35,283,690	35,640,463	34,882,359	35,545,086	35,028,881
Increase (decrease) in common shares outstanding	55,440	(649,117)	(579,103)	(593,677)	(609,129)

BANR - Second Quarter 2020 Results
July 22, 2020

FINANCIAL CONDITION					Percentage Change
(in thousands except shares and per share data)	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019	Prior Qtr	Prior Yr Qtr

ASSETS
Cash and due from banks	$291,036	$211,013	$234,359	$187,043	37.9%	55.6%
Interest-bearing deposits	128,938	83,988	73,376	59,753	53.5%	115.8%
Total cash and cash equivalents	419,974	295,001	307,735	246,796	42.4%	70.2%
Securities - trading	23,239	21,040	25,636	25,741	10.5%	(9.7)%
Securities - available for sale	1,706,781	1,608,224	1,551,557	1,561,009	6.1%	9.3%
Securities - held to maturity	441,075	437,846	236,094	203,222	0.7%	117.0%
Total securities	2,171,095	2,067,110	1,813,287	1,789,972	5.0%	21.3%
Equity securities	340,052	—	—	—	nm	nm
Federal Home Loan Bank stock	16,363	20,247	28,342	34,583	(19.2)%	(52.7)%
Loans held for sale	258,700	182,428	210,447	170,744	41.8%	51.5%
Loans receivable	10,283,999	9,285,744	9,305,357	8,746,550	10.8%	17.6%
Allowance for credit losses - loans	(156,352)	(130,488)	(100,559)	(98,254)	19.8%	59.1%
Net loans receivable	10,127,647	9,155,256	9,204,798	8,648,296	10.6%	17.1%
Accrued interest receivable	48,806	40,732	37,962	40,238	19.8%	21.3%
Real estate owned held for sale, net	2,400	2,402	814	2,513	(0.1)%	(4.5)%
Property and equipment, net	173,360	175,235	178,008	171,233	(1.1)%	1.2%
Goodwill	373,121	373,121	373,121	339,154	—%	10.0%
Other intangibles, net	25,155	27,157	29,158	28,595	(7.4)%	(12.0)%
Bank-owned life insurance	190,468	193,140	192,088	178,922	(1.4)%	6.5%
Other assets	258,466	249,121	228,271	196,328	3.8%	31.7%
Total assets	$14,405,607	$12,780,950	$12,604,031	$11,847,374	12.7%	21.6%
LIABILITIES
Deposits:
Non-interest-bearing	$5,281,559	$4,107,262	$3,945,000	$3,671,995	28.6%	43.8%
Interest-bearing transaction and savings accounts	5,692,715	5,175,969	4,983,238	4,546,202	10.0%	25.2%
Interest-bearing certificates	1,042,006	1,166,306	1,120,403	1,070,770	(10.7)%	(2.7)%
Total deposits	12,016,280	10,449,537	10,048,641	9,288,967	15.0%	29.4%
Advances from Federal Home Loan Bank	150,000	247,000	450,000	606,000	(39.3)%	(75.2)%
Customer repurchase agreements and other borrowings	166,084	128,764	118,474	118,370	29.0%	40.3%
Subordinated notes, net	98,140	—	—	—	nm	nm
Junior subordinated debentures at fair value	109,613	99,795	119,304	113,621	9.8%	(3.5)%
Accrued expenses and other liabilities	194,964	208,753	227,889	159,131	(6.6)%	22.5%
Deferred compensation	45,423	45,401	45,689	40,230	—%	12.9%
Total liabilities	12,780,504	11,179,250	11,009,997	10,326,319	14.3%	23.8%
SHAREHOLDERS' EQUITY
Common stock	1,345,096	1,343,699	1,373,940	1,306,888	0.1%	2.9%
Retained earnings	201,448	177,922	186,838	178,257	13.2%	13.0%
Other components of shareholders' equity	78,559	80,079	33,256	35,910	(1.9)%	118.8%
Total shareholders' equity	1,625,103	1,601,700	1,594,034	1,521,055	1.5%	6.8%
Total liabilities and shareholders' equity	$14,405,607	$12,780,950	$12,604,031	$11,847,374	12.7%	21.6%
Common Shares Issued:
Shares outstanding at end of period	35,157,899	35,102,459	35,751,576	34,573,643
Common shareholders' equity per share (1)	$46.22	$45.63	$44.59	$43.99
Common shareholders' tangible equity per share (1) (2)	$34.89	$34.23	$33.33	$33.36
Common shareholders' tangible equity to tangible assets (2)	8.76%	9.70%	9.77%	10.05%
Consolidated Tier 1 leverage capital ratio	9.83%	10.45%	10.71%	10.83%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)
Common shareholders' tangible equity excludes goodwill and other intangible assets.  Tangible assets exclude goodwill and other intangible assets.  These ratios represent non-GAAP financial measures.  See also Non-GAAP Financial Measures reconciliation tables on the final two pages of the press release tables.

BANR - Second Quarter 2020 Results
July 22, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
					Percentage Change
LOANS	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019	Prior Qtr	Prior Yr Qtr

Commercial real estate:
Owner-occupied	$1,027,399	$1,024,089	$980,021	$854,812	0.3%	20.2%
Investment properties	2,017,789	2,007,537	2,024,988	1,832,054	0.5%	10.1%
Small balance CRE	624,726	591,783	613,484	619,695	5.6%	0.8%
Multifamily real estate	437,201	400,206	388,388	316,274	9.2%	38.2%
Construction, land and land development:
Commercial construction	215,860	205,476	210,668	172,931	5.1%	24.8%
Multifamily construction	256,335	250,410	233,610	189,160	2.4%	35.5%
One- to four-family construction	528,966	534,956	544,308	502,897	(1.1)%	5.2%
Land and land development	235,602	232,506	245,530	273,546	1.3%	(13.9)%
Commercial business:
Commercial business	2,372,216	1,357,817	1,364,650	1,253,137	74.7%	89.3%
Small business scored	779,678	807,539	772,657	769,702	(3.5)%	1.3%
Agricultural business, including secured by farmland	328,077	330,257	337,271	345,817	(0.7)%	(5.1)%
One- to four-family residential	817,787	881,387	925,531	918,212	(7.2)%	(10.9)%
Consumer:
Consumer—home equity revolving lines of credit	515,603	521,618	519,336	542,968	(1.2)%	(5.0)%
Consumer—other	126,760	140,163	144,915	155,345	(9.6)%	(18.4)%
Total loans receivable	$10,283,999	$9,285,744	$9,305,357	$8,746,550	10.8%	17.6%
Restructured loans performing under their restructured terms	$6,391	$6,423	$6,466	$6,594
Loans 30 - 89 days past due and on accrual	$20,807	$39,974	$20,178	$17,923
Total delinquent loans (including loans on non-accrual), net	$36,269	$61,101	$38,322	$34,749
Total delinquent loans / Total loans receivable	0.35%	0.66%	0.41%	0.40%

LOANS BY GEOGRAPHIC LOCATION						Percentage Change
	Jun 30, 2020		Mar 31, 2020	Dec 31, 2019	Jun 30, 2019	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount	Amount

Washington	$4,787,550	46.5%	$4,350,273	$4,364,764	$4,293,854	10.1%	11.5%
California	2,359,703	22.9%	2,140,895	2,129,789	1,659,326	10.2%	42.2%
Oregon	1,899,933	18.5%	1,664,652	1,650,704	1,628,102	14.1%	16.7%
Idaho	592,515	5.8%	524,663	530,016	548,189	12.9%	8.1%
Utah	67,929	0.7%	52,747	60,958	62,944	28.8%	7.9%
Other	576,369	5.6%	552,514	569,126	554,135	4.3%	4.0%
Total loans receivable	$10,283,999	100.0%	$9,285,744	$9,305,357	$8,746,550	10.8%	17.6%

BANR - Second Quarter 2020 Results
July 22, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

The following table shows loan originations (excluding loans held for sale) activity for the quarters ending June 30, 2020, March 31, 2020, and June 30, 2019.
LOAN ORIGINATIONS	Quarters Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019
Commercial real estate	$111,765	$76,359	$64,999
Multifamily real estate	6,384	10,171	19,834
Construction and land	290,955	369,613	368,224
Commercial business	1,318,438	199,873	266,768
Agricultural business	16,293	31,261	18,194
One-to four-family residential	24,537	31,041	23,363
Consumer	126,653	67,357	117,869
Total loan originations (excluding loans held for sale)	$1,895,025	$785,675	$879,251

BANR - Second Quarter 2020 Results
July 22, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019
ALLOWANCE FOR CREDIT LOSSES - LOANS
Balance, beginning of period	$130,488	$100,559	$97,308
Beginning balance adjustment for adoption of ASC 326	—	7,812	—
Provision for credit losses - loans	29,524	21,713	2,000
Recoveries of loans previously charged off:
Commercial real estate	54	167	149
Construction and land	105	—	30
One- to four-family real estate	31	148	230
Commercial business	370	205	215
Agricultural business, including secured by farmland	22	1,750	35
Consumer	60	96	223
	642	2,366	882
Loans charged off:
Commercial real estate	—	(100)	(393)
Multifamily real estate	—	(66)	—
Construction and land	(100)	—	—
One- to four-family real estate	—	(64)	—
Commercial business	(3,553)	(1,384)	(802)
Agricultural business, including secured by farmland	(62)	—	(162)
Consumer	(587)	(348)	(579)
	(4,302)	(1,962)	(1,936)
Net (charge-offs)/recoveries	(3,660)	404	(1,054)
Balance, end of period	$156,352	$130,488	$98,254
Net (charge-offs)/recoveries / Average loans receivable	(0.036)%	0.004%	(0.012)%

ALLOCATION OF
ALLOWANCE FOR CREDIT LOSSES - LOANS	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019
Specific or allocated credit loss allowance:
Commercial real estate	$53,166	$29,339	$26,730
Multifamily real estate	3,504	2,805	4,344
Construction and land	36,916	34,217	23,554
One- to four-family real estate	12,746	11,884	4,701
Commercial business	33,870	31,648	19,557
Agricultural business, including secured by farmland	4,517	4,513	3,691
Consumer	11,633	16,082	8,452
Total allocated	156,352	130,488	91,029
Unallocated	—	—	7,225
Total allowance for credit losses - loans	$156,352	$130,488	$98,254
Allowance for credit losses - loans / Total loans receivable	1.52%	1.41%	1.12%
Allowance for credit losses - loans / Non-performing loans	418%	299%	534%

	Quarters Ended
CHANGE IN THE	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019
ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS
Balance, beginning of period	$11,460	$2,716	$2,599
Beginning balance adjustment for adoption of ASC 326	—	7,022	—
(Recapture) / provision for credit losses - unfunded loan commitments	(905)	1,722	—
Balance, end of period	$10,555	$11,460	$2,599

BANR - Second Quarter 2020 Results
July 22, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$10,845	$8,512	$5,952	$4,603
Multifamily	—	—	85	—
Construction and land	732	1,393	1,905	2,214
One- to four-family	2,942	3,045	3,410	2,665
Commercial business	18,486	25,027	23,015	2,983
Agricultural business, including secured by farmland	433	495	661	1,359
Consumer	2,412	1,812	2,473	3,230
	35,850	40,284	37,501	17,054
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	—	24	89	—
Construction and land	—	1,407	332	262
One- to four-family	472	1,089	877	995
Commercial business	1	77	401	1
Agricultural business, including secured by farmland	1,061	461	—	—
Consumer	36	320	398	97
	1,570	3,378	2,097	1,355
Total non-performing loans	37,420	43,662	39,598	18,409
Real estate owned (REO)	2,400	2,402	814	2,513
Other repossessed assets	47	47	122	112
Total non-performing assets	$39,867	$46,111	$40,534	$21,034
Total non-performing assets to total assets	0.28%	0.36%	0.32%	0.18%

	Quarters Ended			Six Months Ended
REAL ESTATE OWNED	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
Balance, beginning of period	$2,402	$814	$2,611	$814	$2,611
Additions from loan foreclosures	—	1,588	61	1,588	61
Proceeds from dispositions of REO	(98)	—	(150)	(98)	(150)
Gain (loss) on sale of REO	96	—	(9)	96	(9)
Balance, end of period	$2,400	$2,402	$2,513	$2,400	$2,513

BANR - Second Quarter 2020 Results
July 22, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION					Percentage Change
	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019	Prior Qtr	Prior Yr Qtr

Non-interest-bearing	$5,281,559	$4,107,262	$3,945,000	$3,671,995	28.6%	43.8%
Interest-bearing checking	1,399,593	1,331,860	1,280,003	1,187,035	5.1%	17.9%
Regular savings accounts	2,197,790	1,997,265	1,934,041	1,848,048	10.0%	18.9%
Money market accounts	2,095,332	1,846,844	1,769,194	1,511,119	13.5%	38.7%
Total interest-bearing transaction and savings accounts	5,692,715	5,175,969	4,983,238	4,546,202	10.0%	25.2%
Total core deposits	10,974,274	9,283,231	8,928,238	8,218,197	18.2%	33.5%
Interest-bearing certificates	1,042,006	1,166,306	1,120,403	1,070,770	(10.7)%	(2.7)%
Total deposits	$12,016,280	$10,449,537	$10,048,641	$9,288,967	15.0%	29.4%

GEOGRAPHIC CONCENTRATION OF DEPOSITS
	Jun 30, 2020		Mar 31, 2020	Dec 31, 2019	Jun 30, 2019	Percentage Change
	Amount	Percentage	Amount	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$6,765,186	56.3%	$6,037,864	$5,861,809	$5,503,280	12.0%	22.9%
Oregon	2,440,617	20.3%	2,093,738	2,006,163	1,919,051	16.6%	27.2%
California	2,224,477	18.5%	1,828,064	1,698,289	1,399,137	21.7%	59.0%
Idaho	586,000	4.9%	489,871	482,380	467,499	19.6%	25.3%
Total deposits	$12,016,280	100.0%	$10,449,537	$10,048,641	$9,288,967	15.0%	29.4%

INCLUDED IN TOTAL DEPOSITS	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019
Public non-interest-bearing accounts	$139,133	$115,354	$111,015	$102,348
Public interest-bearing transaction & savings accounts	136,039	130,958	133,403	121,262
Public interest-bearing certificates	56,609	48,232	35,184	28,656
Total public deposits	$331,781	$294,544	$279,602	$252,266
Total brokered deposits	$119,399	$250,977	$202,884	$138,395

BANR - Second Quarter 2020 Results
July 22, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
REGULATORY CAPITAL RATIOS AS OF JUNE 30, 2020	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,544,473	14.14%	$873,623	8.00%	$1,092,028	10.00%
Tier 1 capital to risk-weighted assets	1,307,925	11.98%	655,217	6.00%	655,217	6.00%
Tier 1 leverage capital to average assets	1,307,925	9.83%	531,965	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,164,425	10.66%	491,413	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,366,305	12.73%	858,690	8.00%	1,073,363	10.00%
Tier 1 capital to risk-weighted assets	1,232,095	11.48%	644,018	6.00%	858,690	8.00%
Tier 1 leverage capital to average assets	1,232,095	9.47%	520,183	4.00%	650,229	5.00%
Common equity tier 1 capital to risk-weighted assets	1,232,095	11.48%	483,013	4.50%	697,686	6.50%
Islanders Bank:
Total capital to risk-weighted assets	28,579	15.08%	15,164	8.00%	18,955	10.00%
Tier 1 capital to risk-weighted assets	26,207	13.83%	11,373	6.00%	15,164	8.00%
Tier 1 leverage capital to average assets	26,207	8.62%	12,160	4.00%	15,200	5.00%
Common equity tier 1 capital to risk-weighted assets	26,207	13.83%	8,530	4.50%	12,321	6.50%

BANR - Second Quarter 2020 Results
July 22, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)

ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Held for sale loans	$152,636	$1,451	3.82%	$152,627	$1,520	4.01%	$47,663	$567	4.77%
Mortgage loans	7,314,125	87,172	4.79%	7,310,115	93,061	5.12%	6,800,802	90,258	5.32%
Commercial/agricultural loans	2,599,878	25,200	3.90%	1,884,006	22,959	4.90%	1,769,603	24,466	5.55%
Consumer and other loans	152,438	2,361	6.23%	163,098	2,595	6.40%	179,693	2,834	6.33%
Total loans(1)(3)	10,219,077	116,184	4.57%	9,509,846	120,135	5.08%	8,797,761	118,125	5.39%
Mortgage-backed securities	1,286,223	8,083	2.53%	1,354,585	9,236	2.74%	1,354,048	9,794	2.90%
Other securities	787,957	5,859	2.99%	458,116	3,310	2.91%	448,721	3,663	3.27%
Interest-bearing deposits with banks	212,502	172	0.33%	92,659	393	1.71%	53,955	340	2.53%
FHLB stock	16,620	300	7.26%	26,522	322	4.88%	30,902	387	5.02%
Total investment securities (3)	2,303,302	14,414	2.52%	1,931,882	13,261	2.76%	1,887,626	14,184	3.01%
Total interest-earning assets	12,522,379	130,598	4.19%	11,441,728	133,396	4.69%	10,685,387	132,309	4.97%
Non-interest-earning assets	1,359,975			1,193,256			1,048,811
Total assets	$13,882,354			$12,634,984			$11,734,198
Deposits:
Interest-bearing checking accounts	$1,376,710	374	0.11%	$1,266,647	469	0.15%	$1,177,534	564	0.19%
Savings accounts	2,108,896	998	0.19%	2,039,857	1,755	0.35%	1,851,913	2,119	0.46%
Money market accounts	1,979,419	1,565	0.32%	1,743,118	2,439	0.56%	1,497,717	2,656	0.71%
Certificates of deposit	1,117,547	3,757	1.35%	1,124,994	4,087	1.46%	1,105,844	3,684	1.34%
Total interest-bearing deposits	6,582,572	6,694	0.41%	6,174,616	8,750	0.57%	5,633,008	9,023	0.64%
Non-interest-bearing deposits	4,902,992	—	—%	3,965,380	—	—%	3,652,096	—	—%
Total deposits	11,485,564	6,694	0.23%	10,139,996	8,750	0.35%	9,285,104	9,023	0.39%
Other interest-bearing liabilities:
FHLB advances	156,374	984	2.53%	405,429	2,064	2.05%	514,703	3,370	2.63%
Other borrowings	285,735	238	0.34%	124,771	116	0.37%	122,455	67	0.22%
Junior subordinated debentures and subordinated notes	149,043	1,251	3.38%	147,944	1,477	4.02%	140,212	1,683	4.81%
Total borrowings	591,152	2,473	1.68%	678,144	3,657	2.17%	777,370	5,120	2.64%
Total funding liabilities	12,076,716	9,167	0.31%	10,818,140	12,407	0.46%	10,062,474	14,143	0.56%
Other non-interest-bearing liabilities(2)	188,369			212,162			151,436
Total liabilities	12,265,085			11,030,302			10,213,910
Shareholders' equity	1,617,269			1,604,682			1,520,288
Total liabilities and shareholders' equity	$13,882,354			$12,634,984			$11,734,198
Net interest income/rate spread (tax equivalent)		$121,431	3.88%		$120,989	4.23%		$118,166	4.41%
Net interest margin (tax equivalent)			3.90%			4.25%			4.44%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,974)			(1,731)			(1,471)
Net interest income and margin, as reported		$119,457	3.84%		$119,258	4.19%		$116,695	4.38%
Additional Key Financial Ratios:
Return on average assets			0.68%			0.54%			1.36%
Return on average equity			5.85%			4.23%			10.47%
Average equity/average assets			11.65%			12.70%			12.96%
Average interest-earning assets/average interest-bearing liabilities			174.56%			166.97%			166.69%
Average interest-earning assets/average funding liabilities			103.69%			105.76%			106.19%
Non-interest income/average assets			0.81%			0.61%			0.78%
Non-interest expense/average assets			2.60%			3.03%			2.96%
Efficiency ratio(4)			60.85%			68.76%			62.22%
Adjusted efficiency ratio(5)			57.95%			63.47%			59.56%
(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)
Tax-exempt income is calculated on a tax equivalent basis.  The tax equivalent yield adjustment to interest earned on loans was $1.0 million, $1.2 million, and $1.1 million for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively.  The tax equivalent yield adjustment to interest earned on tax exempt securities was $963,000, $522,000, and $353,000 for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively.

(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)
Adjusted non-interest expense divided by adjusted revenue.  These represent non-GAAP financial measures.  See the non-GAAP reconciliation tables above under "Executive Overview—Non-GAAP Financial Measures."

BANR - Second Quarter 2020 Results
July 22, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)

ANALYSIS OF NET INTEREST SPREAD	Six Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest and Dividends	Yield/Cost(3)	Average Balance	Interest and Dividends	Yield/Cost(3)
Interest-earning assets:
Held for sale loans	$152,631	$2,971	3.91%	$72,694	$1,688	4.68%
Mortgage loans	7,312,120	180,233	4.96%	6,817,276	179,320	5.30%
Commercial/agricultural loans	2,241,942	48,159	4.32%	1,736,735	47,767	5.55%
Consumer and other loans	157,768	4,956	6.32%	181,562	5,754	6.39%
Total loans(1)(3)	9,864,461	236,319	4.82%	8,808,267	234,529	5.37%
Mortgage-backed securities	1,320,404	17,319	2.64%	1,372,978	20,301	2.98%
Other securities	623,036	9,169	2.96%	466,330	7,516	3.25%
Interest-bearing deposits with banks	152,581	565	0.74%	49,382	629	2.57%
FHLB stock	21,571	622	5.80%	31,329	653	4.20%
Total investment securities(3)	2,117,592	27,675	2.63%	1,920,019	29,099	3.06%
Total interest-earning assets	11,982,053	263,994	4.43%	10,728,286	263,628	4.96%
Non-interest-earning assets	1,276,615			1,040,248
Total assets	$13,258,668			$11,768,534
Deposits:
Interest-bearing checking accounts	$1,321,679	843	0.13%	$1,165,807	1,039	0.18%
Savings accounts	2,074,377	2,753	0.27%	1,853,012	4,039	0.44%
Money market accounts	1,861,268	4,004	0.43%	1,494,042	4,907	0.66%
Certificates of deposit	1,121,270	7,844	1.41%	1,179,320	7,681	1.31%
Total interest-bearing deposits	6,378,594	15,444	0.49%	5,692,181	17,666	0.63%
Non-interest-bearing deposits	4,434,186	—	—%	3,629,136	—	—%
Total deposits	10,812,780	15,444	0.29%	9,321,317	17,666	0.38%
Other interest-bearing liabilities:
FHLB advances	280,901	3,048	2.18%	524,417	6,846	2.63%
Other borrowings	205,253	354	0.35%	120,243	127	0.21%
Junior subordinated debentures and subordinated notes	148,494	2,728	3.69%	140,212	3,396	4.88%
Total borrowings	634,648	6,130	1.94%	784,872	10,369	2.66%
Total funding liabilities	11,447,428	21,574	0.38%	10,106,189	28,035	0.56%
Other non-interest-bearing liabilities(2)	200,265			151,685
Total liabilities	11,647,693			10,257,874
Shareholders' equity	1,610,975			1,510,660
Total liabilities and shareholders' equity	$13,258,668			$11,768,534
Net interest income/rate spread (tax equivalent)		$242,420	4.05%		$235,593	4.40%
Net interest margin (tax equivalent)			4.07%			4.43%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,705)			(2,794)
Net interest income and margin, as reported		$238,715	4.01%		$232,799	4.38%
Additional Key Financial Ratios:
Return on average assets			0.61%			1.25%
Return on average equity			5.05%			9.75%
Average equity/average assets			12.15%			12.84%
Average interest-earning assets/average interest-bearing liabilities		`	170.85%			165.64%
Average interest-earning assets/average funding liabilities			104.67%			106.16%
Non-interest income/average assets			0.71%			0.70%
Non-interest expense/average assets			2.80%			3.03%
Efficiency ratio(4)			64.69%			64.59%
Adjusted efficiency ratio(5)			60.69%			61.41%
(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)
Tax-exempt income is calculated on a tax equivalent basis.  The tax equivalent yield adjustment to interest earned on loans was $2.2 million and $2.1 million for the six months ended June 30, 2020 and June 30, 2019, respectively.  The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.5 million and $727,000 for the six months ended June 30, 2020 and June 30, 2019, respectively.

(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)
Adjusted non-interest expense divided by adjusted revenue.  These represent non-GAAP financial measures.  See the non-GAAP reconciliation tables above under "Executive Overview—Non-GAAP Financial Measures."

BANR - Second Quarter 2020 Results
July 22, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers.  However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP.  Where applicable, comparable earnings information using GAAP financial measures is also presented.  Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended			Six Months Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
Net interest income before provision for loan losses	$119,457	$119,258	$116,695	$238,715	$232,799
Total non-interest income	27,843	19,165	22,676	47,008	40,801
Total GAAP revenue	147,300	138,423	139,371	285,723	273,600
Exclude net gain (loss) on sale of securities	(93)	(78)	28	(171)	27
Exclude net change in valuation of financial instruments carried at fair value	(2,199)	4,596	114	2,397	103
Adjusted revenue (non-GAAP)	$145,008	$142,941	$139,513	$287,949	$273,730

ADJUSTED EARNINGS	Quarters Ended			Six Months Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
Net income (GAAP)	$23,541	$16,882	$39,700	$40,423	$73,046
Exclude net gain (loss) on sale of securities	(93)	(78)	28	(171)	27
Exclude net change in valuation of financial instruments carried at fair value	(2,199)	4,596	114	2,397	103
Exclude acquisition-related expenses	336	1,142	301	1,478	2,449
Exclude COVID-19 expenses	2,152	239	—	2,391	—
Exclude related net tax benefit	(47)	(1,405)	(106)	(1,452)	(619)
Total adjusted earnings (non-GAAP)	$23,690	$21,376	$40,037	$45,066	$75,006

Diluted earnings per share (GAAP)	$0.67	$0.47	$1.14	$1.14	$2.09
Diluted adjusted earnings per share (non-GAAP)	$0.67	$0.60	$1.15	$1.27	$2.14

BANR - Second Quarter 2020 Results
July 22, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended			Six Months Ended
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019	Jun 30, 2020	Jun 30, 2019
Non-interest expense (GAAP)	$89,637	$95,185	$86,716	$184,822	$176,730
Exclude acquisition-related expenses	(336)	(1,142)	(301)	(1,478)	(2,449)
Exclude COVID-19 expenses	(2,152)	(239)	—	(2,391)	—
Exclude CDI amortization	(2,002)	(2,001)	(2,053)	(4,003)	(4,105)
Exclude state/municipal tax expense	(1,104)	(984)	(1,007)	(2,088)	(1,952)
Exclude REO operations	(4)	(100)	(260)	(104)	(137)
Adjusted non-interest expense (non-GAAP)	$84,039	$90,719	$83,095	$174,758	$168,087

Net interest income before provision for loan losses (GAAP)	$119,457	$119,258	$116,695	$238,715	$232,799
Non-interest income (GAAP)	27,843	19,165	22,676	47,008	40,801
Total revenue	147,300	138,423	139,371	285,723	273,600
Exclude net gain (loss) on sale of securities	(93)	(78)	28	(171)	27
Exclude net change in valuation of financial instruments carried at fair value	(2,199)	4,596	114	2,397	103
Adjusted revenue (non-GAAP)	$145,008	$142,941	$139,513	$287,949	$273,730

Efficiency ratio (GAAP)	60.85%	68.76%	62.22%	64.69%	64.59%
Adjusted efficiency ratio (non-GAAP)	57.95%	63.47%	59.56%	60.69%	61.41%

TANGIBLE COMMON SHAREHOLDERS' EQUITY TO TANGIBLE ASSETS	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Jun 30, 2019
Shareholders' equity (GAAP)	$1,625,103	$1,601,700	$1,594,034	$1,521,055
Exclude goodwill and other intangible assets, net	398,276	400,278	402,279	367,749
Tangible common shareholders' equity (non-GAAP)	$1,226,827	$1,201,422	$1,191,755	$1,153,306

Total assets (GAAP)	$14,405,607	$12,780,950	$12,604,031	$11,847,374
Exclude goodwill and other intangible assets, net	398,276	400,278	402,279	367,749
Total tangible assets (non-GAAP)	$14,007,331	$12,380,672	$12,201,752	$11,479,625
Common shareholders' equity to total assets (GAAP)	11.28%	12.53%	12.65%	12.84%
Tangible common shareholders' equity to tangible assets (non-GAAP)	8.76%	9.70%	9.77%	10.05%

TANGIBLE COMMON SHAREHOLDERS' EQUITY PER SHARE
Tangible common shareholders' equity (non-GAAP)	$1,226,827	$1,201,422	$1,191,755	$1,153,306
Common shares outstanding at end of period	35,157,899	35,102,459	35,751,576	34,573,643
Common shareholders' equity (book value) per share (GAAP)	$46.22	$45.63	$44.59	$43.99
Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	$34.89	$34.23	$33.33	$33.36